Exhibit 99.1

MICT Scheduled to Complete Acquisition of Tingo, Inc. Operating Business and Assets Prior to November 30, Following Filing of Tingo Definitive Information Statement

Completion of the Acquisition Gives MICT the Following Significant and Immediate Benefits:

▪	Ownership of 100% of Tingo, Inc.’s Operating Business and Assets (namely Tingo Mobile PLC)

▪	Consolidation of 100% of Tingo Mobile’s Revenues, Income and Balance Sheet into MICT from the Closing Date, as scheduled for November 30 (Tingo Mobile’s Income Before Tax for 1HY 2022: $298.4 million - as previously reported within Tingo, Inc.’s Q2 2022 Form 10-Q)

▪	Expedited Launch of a Number of New Initiatives Including Tingo Mobile’s Export Business, a Global Commodity Trading Platform and the Launch of Tingo Mobile’s and MICT’s Businesses into Several New Countries

FOR IMMEDIATE RELEASE - MONTVALE, NJ – November 9, 2022 – MICT, Inc. (NASDAQ: MICT) (“MICT”) and Tingo, Inc. (OTC Markets: TMNA) (“Tingo”) today announced the filing of Tingo’s Definitive Information Statement regarding the merger of Tingo Mobile PLC, Tingo’s sole operating subsidiary (“Tingo Mobile”) with MICT. As more than 77% of Tingo’s total voting power approved the Merger, MICT and Tingo have now scheduled a closing date of the Merger for November 30, 2022 (the “Closing Date”).

Upon completion of the merger, MICT will own 100% of the operating business and assets of Tingo Mobile, in return for which MICT is issuing 19.9% of its common stock to Tingo, together with Series A Preferred Stock and Series B Preferred Stock, each of which are convertible into shares of MICT’s common stock upon certain conditions being satisfied.

As a wholly owned subsidiary, 100% of the revenues, expenses and net income of Tingo Mobile will be consolidated into MICT’s group accounts, making MICT significantly more profitable from the Closing Date.

Darren Mercer, Chief Executive Officer of MICT, commented: “The Board of MICT and I are delighted that we now have a scheduled closing date for the acquisition of Tingo Mobile, and that Tingo has filed its definitive proxy statement following its compliance with SEC rules and regulations.

“With the scheduled Merger Closing Date now in circa three weeks, it goes without saying that the Merger will have a tremendously positive impact on MICT’s earnings immediately thereafter.

“With Tingo Mobile reporting net income before tax of $298.4 million for the first half of 2022, MICT’s annualized consolidated net income before tax (of nearly $600 million) is set to significantly exceed its market capitalization. Moreover, our strong pipeline of business development activity, including the recently announced trade deal with the All Farmers Association of Nigeria (which should more than triple customer numbers to almost 30 million), is expected to markedly further increase our earnings in 2023 and beyond.

“The substantial disconnect between our soon to be combined earnings and our current market capitalization is something the Board and I hope and believe investors will now rectify and that our stock price will soon reflect our true value.

Dozy Mmobuosi, Founder of Tingo Mobile, commented: “The scheduled completion of our Merger with MICT by November 30, 2022, will enable us to expedite the execution of our ambitious expansion strategy, including the accelerated roll-out of our Nwassa Agri-Fintech platform and the full launch of our TingoPay SuperApp in partnership with Visa.

“I have long held the ambition for Tingo Mobile to be a truly global company, and the imminent completion of the Merger will allow us to expand throughout Africa more quickly, as well as into other international markets. Additionally, as we move towards the completion of the Merger, we are making considerable progress towards dollarizing a large part of our group revenues and net income, which is expected to impact from the first quarter of 2023.

“This new chapter for Tingo Mobile, as part of a Nasdaq listed company, will markedly enhance our profile on the international stage. This transaction represents a tremendous opportunity for both Tingo Mobile and MICT to accelerate the growth of their combined operations.

About MICT

MICT is a financial technology business principally focused on the growth and development of a suite of consumer fintech services across approximately 130 cities in China, with planned expansion into additional markets. MICT has developed highly scalable proprietary platforms for insurance products (B2B, B2B2C and B2C) and financial services/products (B2C), the technology for which is highly adaptable for other applications and markets. MICT has acquired and holds the requisite license and approvals with the Hong Kong Securities and Futures Commission to deal in securities and provide securities advisory and asset management services. MICT also has memberships/registrations with the Hong Kong Stock Exchange and the requisite Hong Kong and China Direct clearing companies. MICT’s financial services business and first financial services product, the Magpie Invest app, is able to trade securities on NASDAQ, NYSE, TMX, HKSE, China Stock Connect, LSE, the Frankfurt Stock Exchange and the Paris Stock Exchange.

About Tingo

Tingo, through its wholly-owned subsidiary, Tingo Mobile, is the leading Agri-Fintech company operating in Africa, with a marketplace platform that empowers social upliftment through mobile, technology and financial access for rural farming communities. Tingo’s novel “device as a service” model allows it to add market leading applications to enable customers to trade, buy top ups, pay bills, access insurance and lending services. With 9.3 million existing customers, Tingo is seeking to expand its operations across select markets in Africa. Tingo’s strategic plan is to become the eminent Pan-African Agri-Fintech business delivering social upliftment and financial inclusion to millions of SME farmers and women-led businesses.

Tingo offers its comprehensive platform service through use of smartphones – ‘device as a service’ (using GSM technology) -- to empower a marketplace to enable subscribers/farmers within and outside of the agricultural sector to manage their commercial activities of growing and selling their production to market participants both domestically and internationally. The ecosystem provides a ‘one stop shop’ solution to enable such subscribers to manage everything from airtime top ups, bill pay services for utilities and other service providers, access to insurance services and micro finance to support their value chain from ’seed to sale’.

As of June 30, 2022, Tingo had approximately 9.3 million subscribers using its mobile phones and Nwassa platform. Nwassa is Africa’s leading digital agriculture ecosystem that empowers rural farmers and agri-businesses by using proprietary technology to enable access to markets in which they operate. Farm produce can be shipped from farms across Africa to any part of the world, in both retail and wholesale quantities. Nwassa’s payment gateway also has an escrow structure that creates trust between buyers and sellers. Tingo’s system provides real-time pricing, straight from the farms, eliminating middlemen. Tingo’s users pay for produce bought using available pricing on its platform.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein contain, and certain oral statements made by representatives of MICT and Tingo and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. MICT’s and Tingo’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MICT’s and Tingo’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of MICT or Tingo and are difficult to predict. Factors that may cause such differences include but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement (as defined below); (2) the inability to complete the Business Combination, including due to the failure to obtain approval of the stockholders of MICT or Tingo or other conditions to closing in the Merger Agreement; (3) the inability to obtain or maintain the listing of MICT’s common stock on Nasdaq following the Business Combination; (4) the risk that the Business Combination disrupts current plans and operations of Tingo or MICT as a result of the announcement and consummation of the Business Combination; (5) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; (7) the inability to complete the Business Combination due to inability to obtain regulatory approval; (8) changes in applicable laws or regulations; (10) the possibility that MICT or Tingo may be adversely affected by other economic, business, and/or competitive factors; and (11) the impact of the global COVID-19 pandemic on any of the foregoing risks and other risks and uncertainties to be identified in the proxy statement/prospectus (when available) relating to the Business Combination, including those under “Risk Factors” therein, and in other filings with the SEC made by MICT and Tingo. The foregoing list of factors is not exclusive. Readers are referred to the most recent reports filed with the SEC by MICT and Tingo. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MICT and Tingo undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law.

No Solicitation

This Press Release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination.

ADDITIONAL INFORMATION

MICT intends to file with the SEC a preliminary proxy statement of MICT in connection with Business Combination. The definitive proxy statement and other relevant documents will be mailed to stockholders of MICT as of a record date to be established for voting on the Business Combination. Stockholders of MICT and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with MICT’s solicitation of proxies for the special meeting to be held to approve the Business Combination because these documents will contain important information about MICT, Tingo and the Business Combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, on the SEC’s website at www.sec.gov.

Tingo has filed with the SEC a definitive information statement of Tingo in connection with Business Combination. The definitive information statement and other relevant documents will be mailed to stockholders of Tingo as of a record date to be established for voting on the Business Combination. Stockholders of Tingo and other interested persons are advised to read, when available, the MICT preliminary proxy statement, and amendments thereto, and the Tingo definitive information statement because these documents will contain important information about Tingo, MICT and the Business Combination. Stockholders will also be able to obtain copies of the information statement, without charge, once available, on the SEC’s website at www.sec.gov.

Participants in the Solicitation

MICT and Tingo and certain of their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of MICT in favor of the approval of the Business Combination.

Additional information regarding the interests of such potential participants will also be included in the Proxy Statement and other relevant documents when they are filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

Investor Relations Contact

Chris Tyson/Larry Holub

949-491-8235

MICT@mzgroup.us

www.mzgroup.us

MICT Inc. Contact Information
Email: info@mict-inc.com

Phone: (201) 225-0190

Tingo, Inc. Contact Information

Rory Bowen
Chief of Staff – Tingo, Inc.

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